UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 1, 2015

Date of Report (Date of earliest event reported)

PRECISION CASTPARTS CORP.

(Exact name of registrant as specified in its charter)

State of Oregon	1-10348	93-0460598
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4650 S.W. Macadam Avenue

Suite 400

Portland, Oregon 97239-4254

(Address of principal executive offices)

(503) 946-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement and Supplemental Indenture in Connection with $2,000,000,000 Note Offering

On June 1, 2015, Precision Castparts Corp. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with the underwriters named therein, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc. act as representatives, for the issuance and sale by the Company of $2,000,000,000 aggregate principal amount of notes (collectively, the “Notes”) as follows: $550,000,000 of 2.250% senior notes due 2020 (the “2020 Notes”); $850,000,000 of 3.250% senior notes due 2025 (the “2025 Notes”); $275,000,000 of 4.200% senior notes due 2035 (the “2035 Notes”); and $325,000,000 of 4.375% senior notes due 2045 (the “2045 Notes”).

On June 10, 2015, the Company will enter into the Twenty-Seventh Supplemental Indenture with U.S. Bank National Association, as trustee, which will supplement its Indenture dated December 17, 1997, as amended by indentures supplemental thereto (the “Base Indenture” and, as supplemented, the “Indenture”). The Company will issue the Notes pursuant to the Indenture. The Base Indenture was incorporated by reference as Exhibit 4.1 of the Company’s Registration Statement on Form S-3 (No. 333-185095), filed on November 21, 2012. A copy of the form of Twenty-Seventh Supplemental Indenture, including the forms of the Notes, is filed as Exhibit 4.1 to this report and is incorporated by reference herein.

The Notes are unsecured senior obligations of the Company and rank equally with all of the other existing and future senior, unsecured and unsubordinated debt of the Company. The Company will pay interest on the Notes on June 15 and December 15 of each year beginning on December 15, 2015. The Notes are subject to customary covenants.

The 2020 Notes are redeemable at the Company’s option at any time or from time to time prior to May 15, 2020 (one month prior to their maturity date), the 2025 Notes are redeemable at the Company’s option at any time or from time to time prior to March 15, 2025 (three months prior to their maturity date), the 2035 Notes are redeemable at the Company’s option at any time or from time to time prior to December 15, 2034 (six months prior to their maturity date), and the 2045 Notes are redeemable at the Company’s option at any time or from time to time prior to December 15, 2044 (six months prior to their maturity date), in each case either in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes of the applicable series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest that would be due on the notes of such series to be redeemed if such notes matured on May 15, 2020 in the case of the 2020 Notes, March 15, 2025 in the case of the 2025 Notes, December 15, 2034 in the case of the 2035 Notes or December 15, 2044 in the case of the 2045 Notes (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at an adjusted treasury rate plus accrued and unpaid interest to the redemption date.

On and after May 15, 2020 (one month prior to their maturity date), in the case of the 2020 Notes, March 15, 2025 (three months prior to their maturity date), in the case of the 2025 Notes, December 15, 2034 (six months prior to their maturity date), in the case of the 2035 Notes, and December 15, 2044 (six months prior to their maturity date), in the case of the 2045 Notes, the Company may at its option redeem any such notes, at any time or from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of the applicable series to be redeemed, plus accrued and unpaid interest to the redemption date.

The net proceeds from the offering, after deducting the underwriting discount and estimated expenses related to the offering, will be approximately $1.98 billion. The Company intends to use the net proceeds to pay down its commercial paper, to pay, when due, the $500 million of 0.70% Senior Notes due December 2015, and for general corporate purposes, which may include acquisitions and share repurchases.

The foregoing summary of the Underwriting Agreement and the Indenture does not purport to be complete and is qualified in its entirety by reference to the full texts of the Underwriting Agreement, which is filed as Exhibit 1.1, and the Supplemental Indenture, the form of which is filed as Exhibit 4.1. Those agreements are incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions from Item 1.01 are incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated June 1, 2015 between Precision Castparts Corp. and the several underwriters for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc. act as representatives.

4.1	Form of Twenty-Seventh Supplemental Indenture dated June 10, 2015 between Precision Castparts Corp. and U.S. Bank National Association (including forms of Notes).

5.1	Legal Opinion of Stoel Rives LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION CASTPARTS CORP.

Date: June 4, 2015

	By:	/s/ SHAWN R. HAGEL
	Name:	Shawn R. Hagel
	Title:	Executive Vice President and Chief Financial Officer